Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS FIRST QUARTER 2017 RESULTS

DALTON, GEORGIA (May 4, 2017) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the quarter ended April 1, 2017. For the first quarter of 2017, the Company had net sales of $97,541,000, or 9.3% above, sales of $89,234,000 in the first quarter of 2016. The Company had a loss from continuing operations of $575,000 for the first quarter of 2017 as compared to a loss from continuing operations of $4,757,000 in the first quarter of 2016.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “Though the first quarter of the year is historically our weakest quarter, this year our sales were substantially stronger as compared to the same period in 2016. Our floorcovering sales were up over the first quarter of 2016 by 11.9% while we estimate the industry was flat for the same comparative period. Sales of residential products increased 12.7% in the first quarter of 2017 versus the same period in 2016 while we believe the industry was up only slightly for the year over year period. Our commercial product sales, largely led by modular carpet tile, increased 10.4% in 2017 versus 2016 while the industry sales, we believe, were off in the low single digits.

Our cost structure improved significantly on the higher sales and production volumes. Additionally, we significantly reduced our quality related expenses across both our residential and commercial product lines. Offsetting these gains were substantial increases in medical costs as well as other people related costs. Further, we had uncharacteristically high maintenance costs as we have been modifying our Colormaster dye facility to add beck and skein dye capabilities as well as startup costs related to adding additional yarn processing capabilities to our commercial Atmore, Alabama plant. We had a price increase early in the first quarter to offset some of these higher production and material costs. Another industry wide price increase has been announced for late in the second quarter as material costs continue to rise.

We are completing the startup of our expanded yarn processing capabilities in our Atmore, Alabama commercial facility. These changes should improve our response time and further lower the cost of our make to order production model. In the second quarter we will complete the startup of our carpet and yarn beck dyeing operations in our north Georgia Colormaster facility. This will complete the centralization of all of our east coast internal and external dyeing needs into a single facility. This addition is aimed at improving our time to market and lowering the cost of our residential products manufactured in the north Georgia area.

Our interest expense for the quarter was $1.4 million as compared to $1.3 million in the first quarter of 2016. We had an income tax benefit rate of 22.1% for the quarter. For the first quarter of 2017, our receivables increased by $7.6 million on higher sales activity. Our inventories increased seasonally by $6.3 million. Capital equipment acquisitions, including those funded by cash and financings, totaled $3.8 million for the quarter. Depreciation and amortization for the period was $3.2 million. We have budgeted capital expenditures for 2017 of approximately $9 million and depreciation and amortization of approximately $13.3 million. Our debt stood at $120.7 million at the end of the quarter.

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The Dixie Group Reports First Quarter 2017 Results

May 4, 2017

We announced our entry into the residential luxury vinyl tile market during the quarter and have been very pleased with the response to our introduction of Stainmaster® PetProtect™ Luxury Vinyl Tile under the Masland and Dixie Home brands. We have been pleased by the number and quality of new floorcovering dealers signing up for our new LVT offerings. Further, our commercial line of Calibrè luxury vinyl tile products is beginning to gain traction with larger installations being ordered as we have now had time for the specification process to yield results.

At Surfaces, the annual residential show, we saw positive results from our new product line up for 2017. Notable in this launch was Stainmaster’s® LiveWell™ brand, the first carpet and cushion system designed to reduce dust and allergen-particle buildup without adding steps to the cleaning routine. Made with kid and pet-safe AllerShield™ technology, it helps reduce the bonding of allergy-aggravating particles to the carpet fibers. When allergen particles release easily from the carpet fibers, more of them end up in the vacuum. This product line meets the needs of today’s more educated consumer who desires healthier products and lifestyle solutions.

Commercially, our Atlas brand launched the Metáfora Collection. Inspired by modern retro design, the Metáfora Collection creates a contemporary feel with a touch of nostalgia. This artistic assortment, available in broadloom, carpet tile and area rugs, mixes imaginative and versatile style, texture and color for use in public spaces, retail, corporate, healthcare and hospitality designs. Masland Hospitality introduced The Crazed Collection which reflects the intentional irregularity found in ceramics, with patterns that are both loose and structured; primitive and refined.

For the first four weeks of the second quarter, our floorcovering sales are up low-single digits on a year over year basis but are up mid-single digits as compared to this same time in the prior year after adjusting for the Easter holiday. Likewise, our total sales are flat as compared to the prior year but would be up low-single digits on a similarly holiday adjusted basis due to our exiting the sales of yarn to outside customers in 2016 as we brought that production in house.
During the quarter, T.M. Nuckols, formerly of Invista, joined Dixie’s residential team in preparation for Paul Comiskey’s retirement in early 2018. T.M. brings a long history of supporting differentiated branded product in the floorcovering market. As we look ahead at the remainder of 2017, we have continued emphasis on improving our results and continuing to provide exciting and beautiful products to our customers,” Frierson concluded.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/investor.html. The simulcast will begin at approximately 10:00 a.m. Eastern Time on May 4, 2017. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a telephonic conference will be available by dialing 877-355-1003 and entering 10128515 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing 855-859-2056 and entering 10128515 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract, Masland Hospitality and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports First Quarter 2017 Results

May 4, 2017

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended
	April 1, 2017	March 26, 2016
NET SALES	$97,541	$89,234
Cost of sales	72,380	69,728
GROSS PROFIT	25,161	19,506
Selling and administrative expenses	24,481	23,666
Other operating expense, net	52	267
Facility consolidation expenses, net	—	1,413
OPERATING INCOME (LOSS)	628	(5,840)
Interest expense	1,362	1,324
Other expense, net	4	8
Loss from continuing operations before taxes	(738)	(7,172)
Income tax benefit	(163)	(2,415)
Loss from continuing operations	(575)	(4,757)
Loss from discontinued operations, net of tax	(29)	(10)
NET LOSS	$(604)	$(4,767)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.04)	$(0.30)
Discontinued operations	(0.00)	(0.00)
Net loss	$(0.04)	$(0.30)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.04)	$(0.30)
Discontinued operations	(0.00)	(0.00)
Net loss	$(0.04)	$(0.30)

Weighted-average shares outstanding:
Basic	15,673	15,600
Diluted	15,673	15,600

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The Dixie Group Reports First Quarter 2017 Results

May 4, 2017

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	April 1, 2017	December 31, 2016
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$143	$140
Receivables, net	51,164	43,605
Inventories, net	103,542	97,237
Other	4,555	4,376
Total Current Assets	159,404	145,358

Property, Plant and Equipment, Net	93,503	92,807
Goodwill and Other Intangibles	6,079	6,156
Other Assets	25,366	24,666
TOTAL ASSETS	$284,352	$268,987

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$56,899	$53,509
Current portion of long-term debt	9,872	10,122
Total Current Liabilities	66,771	63,631

Long-Term Debt	110,811	98,256
Other Liabilities	19,829	19,978
Stockholders' Equity	86,941	87,122
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$284,352	$268,987

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